EXHIBIT 10.116
SPANISH BROADCASTING SYSTEM, INC.
2006 OMNIBUS EQUITY COMPENSATION PLAN
RESTRICTED STOCK GRANT
     This RESTRICTED STOCK GRANT, dated as of March 10, 2007 (the “Date of Grant”), is delivered by Spanish Broadcasting System, Inc. (the “Company”), to Raul Alarcon, Jr. (the “Grantee”).
RECITALS
     A. The Spanish Broadcasting System, Inc. 2006 Omnibus Equity Compensation Plan (the “Plan”) provides for the grant of restricted stock in accordance with the terms and conditions of the Plan.
     B. The Board of Directors of the Company (the “Board”) has appointed the Compensation Committee of the Company (the “Compensation Committee”) to administer the Plan.
     C. The Compensation Committee has decided to make a restricted stock grant as an inducement for the Grantee to promote the best interests of the Company and its shareholders. A copy of the Plan is attached.
     NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:
1. Restricted Stock Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants the Grantee as of March 10, 2007, 72,000 shares of Class A common stock, par value $.0001, of the Company, based on the Friday, March 9, 2007 closing price on the Nasdaq National Market of $4.30 of the Company’s Class A common stock, subject to the restrictions set forth below and in the Plan (“Restricted Stock”). Shares of Restricted Stock may not be transferred by the Grantee or subjected to any security interest until the shares have become vested pursuant to this Agreement and the Plan.

2. Vesting and Nonassignability of Restricted Stock.
     (a) The shares of Restricted Stock shall become vested, and the restrictions described in Sections 2(c) shall lapse, upon the first occurrence of any of the events listed below, provided the Grantee continues to be employed by, or provide service to the Employer (as defined in the Plan) from the Date of Grant until the applicable vesting date, with respect to:
     (i) the shares of Restricted Stock vest ratably over a three year period of 24,000 shares each, the first vesting period as of January 1, 2008, the second vesting period as of January 1, 2009 and the last vesting period as of January 1, 2010;
     (ii) all of the shares of Restricted Stock upon the Grantee’s Disability;
     (iii) all of the shares of Restricted Stock upon the termination of the Grantee’s employment or services by the Company for other than Cause; or
     (iv) all the shares of Restricted Stock upon the Grantee’s death.
     (b) Except as otherwise set forth herein, if the Grantee’s employment or service with the Employer terminates for any reason before the Restricted Stock is fully vested, the shares of Restricted Stock that are not then vested shall be forfeited and must be immediately returned to the Company.
     (c) During the period before the shares of Restricted Stock vest (the “Restriction Period”), the non-vested Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee. Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null, void and without effect.
3. Issuance of Certificates.
     (a) Stock certificates representing the Restricted Stock may be issued by the Company and held in escrow by the Company until the Restricted Stock vests, or the Company may hold non-certificated shares until the Restricted Stock vests.
     (b) When the Grantee obtains a vested right to shares of Restricted Stock, a certificate representing the vested shares shall be issued to the Grantee, free of the restrictions under Section 2 of this Agreement.
     (c) The obligation of the Company to deliver shares upon the vesting of the Restricted Stock shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriately to comply with relevant securities laws and regulations.
4. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company, and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

5. Withholding. The Grantee shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant or vesting of the Restricted Stock. Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the Restricted Stock by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.
6. No Employment or Other Rights. This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.
7. Assignment by Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.
8. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws provisions thereof.
9. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of Legal Department at 2601 S. Bayshore Drive, PHII, Coconut Grove, Fl 33133 and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

SPANISH BROADCASTING SYSTEM, INC.
By:	/s/ Joseph A. García
	Name:	Joseph A. García
	Title:	EVP/CFO

I hereby accept the grant of Restricted Stock described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Committee shall be final and binding.

/s/ Raúl Alarcón, Jr.
Grantee

April 4, 2007
Date

4